Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

SONOMA CIDER MILL, INC.

and

REED’S INC.

Dated as of October 19, 2009

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of October 19, 2009 between SONOMA CIDER MILL, INC., a California corporation ("Seller"), and Reed’s Inc, a Delaware Corporation ("Buyer").  Certain other capitalized terms used herein are defined in Article IX and throughout this Agreement.

WHEREAS, Seller owns the Sonoma Sparkler beverage brand business (the "Business").

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, the Sonoma Sparkler brand, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows.

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1   Acquired Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 2.1) Seller shall sell, convey, transfer, assign and deliver to Buyer, all of its right, title and interest in the Sonoma Sparkler brand (the “Acquired Assets”), free and clear of all mortgages, Liens, pledges, charges or encumbrances of any nature whatsoever.  Without limiting the generality of the foregoing, the Acquired Assets shall include (without limitation) the following assets:

(a)   Sonoma Sparkler Brand.  The Sonoma Sparkler label, Sonoma Sparkler formulas for all 6 flavors on the market, including, (i) the right to use, copy, modify, exploit, license, assign, convey and pledge the Intellectual Property Rights; (ii) the right to exclude others from using the Intellectual Property Rights; (iii) the right, where applicable, to create derivatives of the Intellectual Property Rights and retain full ownership thereof; and (iv) the right to file and prosecute applications for registration and renewals thereof, now pending or hereinafter initiated, to protect any rights in the Intellectual Property Rights;

(b)   Customer list and vendor contact information;

(c)   Licenses and Permits.  To the extent assignable, the permits, licenses, certificates of authority, franchises, accreditations, registrations and other authorizations issued or used in connection with the Business;

(d)   All books, files, lists, publications, and other records and data

(e)    All inventory of Seller relating to the Business.

1.2   Excluded Assets.  Buyer is purchasing only those assets described in Section 1.1.  Seller agrees that Buyer shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of Seller, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when such liabilities or obligations may arise or may have arisen or when they are or were asserted, and Seller shall remain responsible for all retained liabilities, which shall include, without limitation, any and all of the following obligations or liabilities of Seller:

(a)    Any compensation or benefits payable to employees or former employees, arising in connection with their employment by Seller, including without limitation, any liabilities arising under any employee pension or profit sharing plan or other employee benefit plan of Seller, any of Seller’s obligations for vacation, holiday or paid time-off, or the termination by Seller of any of its employees;

(b)    All accounts or notes payable, obligations for borrowed money, all purchase money obligations and any other indebtedness or payment obligations of Seller. Accounts payables accruing to the date of October 19, 2009, shall remain the sole responsibility of the Seller and all Payables initiated in the Buyers purchasing department will be the sole responsibility of the Buyer;

(c)    Any claims, demands, actions, suits or legal proceedings that have been asserted or threatened prior to the Closing Date against Seller, the Business or the Purchased Assets or which may be threatened hereafter against the Purchased Assets, the Business or Buyer that arises in any way from or in connection with (i) Seller’s operation of the Business prior to the Closing Date, or (ii) Seller’s operation of any other business (excluding the Business) or non-business activities of Seller conducted by Seller prior hereto or hereafter;

(d)    All Taxes (i) that have arisen prior to the Closing Date or may arise thereafter out of business or other operations conducted by Seller; for which Seller is or, at any time hereafter, may become liable;

(e)    All Encumbrances on any of the Purchased Assets and all obligations and liabilities secured thereby.

(f)    Accounts Receivable from sales on or prior to May 1, 2009 shall remain the property of the Seller and are not included as part of this transaction. Accounts receivables arising from sales made on or after October 19, 2009 shall be the sole property of the Buyer.

1.3   Purchase Price.  As consideration for the Acquired Assets, Buyer shall, on the terms and subject to the conditions and limitations set forth herein, pay $252,000 (the “Purchase Price”) The purchase price shall be paid to Seller under the following terms:

(a)    $36,000 paid semi-monthly at the rate of $12,000 per month during June, July and August 2009 and

(b)    $216,000 payable at the rate of $9,000.00 per month for 24 months beginning September 1st 2009 and continuing on until paid in full. Should Sonoma Sparkler product sales drop below $18,000 in any given month, the monthly payment due on the 1st day of the following month will, at Reed's option, be reduced to $6,000 for one month only. The difference of $3,000 will be added to last payment of the purchase term without interest or penalty.

(c)    Default in Payments.  In the event buyer fails to make any installment payment when due, Seller shall provide Buyer written notice of default, and if Buyer has not fully paid such past-due payment within thirty (30) days after such default notice Seller shall have the right to immediately accelerate the unpaid balance due under this Agreement. Buyer shall be responsible for reasonable attorney’s fees incurred for collection

ARTICLE II

CLOSING

2.1   Time and Place. Subject to satisfaction of the conditions precedent to closing, the closing of the transactions provided for in this Agreement shall take place on October 19, 2009 or such other date as the parties agree (such closing, the "Closing" and the date of the Closing, the “Closing Date”).

2.2   Procedure at the Closing. At the Closing, the following shall occur:

(a)   Seller shall have deliver to Buyer the documents, formulas, customer lists, and inventory.

(b)   Seller shall deliver to Buyer, the (a) Assignment and Bill of Sale, in the form attached hereto as Exhibit A and (b) Assignment and Assumption other instruments as shall be sufficient to vest in Buyer good and marketable title to the Acquired Assets.  Seller agrees to execute and deliver to Buyer from time to time such further and particular assignments, consents, or other instruments in writing as Buyer may request as appropriate or desirable to confirm its title in and to the Acquired Assets.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that, as of the date hereof and as of the Closing Date:

3.1   Entity Status.  Buyer is a Corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and is authorized and entitled to carry on its business in California. It has no subsidiaries or affiliates

3.2   Power and Authority.  Buyer has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Buyer has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

3.3   Enforceability.  This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.4   UCC-1 Search. The parties hereto authorize the conducting of a UCC-1 search by or on behalf of the Buyer to determine whether any recorded liens, except as set forth herein, are in existence against Seller or any of the Assets, the cost of which shall be paid equally by Seller and Buyer.

ARTICLE IV

CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES

4.1   Further Assurances.  Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

4.2   Confidentiality; Publicity.  Neither party shall disclose the terms of this transaction to any third party nor make any public announcement related to this Agreement or the transactions contemplated hereby without the written consent of the other party.

4.3   Agreement to Cooperate; Tax.

(a)   Subject to the terms and conditions herein, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  Seller shall execute and deliver to Buyer from time to time such further and particular assignments, consents, or other instruments in writing as Buyer (or its assignee) may request as appropriate or desirable to confirm its title in and to the Acquired Assets.

(b)   In the event any litigation is commenced against Seller by any person or entity relating to the transactions contemplated by this Agreement, Buyer shall have the right, at its own expense, to participate therein, and Seller will not settle any such litigation without the consent of Buyer, which consent will not be unreasonably withheld.

(c)   All sales, use, documentary and/or transfer taxes and other similar taxes, if any, imposed in connection with the transactions contemplated by this Agreement shall be borne equally by Buyer and Seller.  Seller shall timely complete all forms and timely make all filings reasonably requested by Buyer which are necessary to secure appropriate sale or use tax exemptions with respect to the Acquired Assets.

ARTICLE V

CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by Seller.

5.1   Corporate Resolution. Buyer shall, at Closing deliver to Seller a duly executed copy of its corporate resolution authorizing the transaction described herein, which said resolution shall form a part of this agreement, a copy which is attached as Exhibit B.

5.2   No Adverse Litigation.  There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of Buyer, makes it inadvisable to proceed with the transactions contemplated hereby.

5.3   Third Party Consents.  All governmental waivers, consents, orders and approvals legally required for the consummation of the transactions contemplated hereby, and all consents from lenders required to consummate the transactions contemplated hereby, including (without limitation) all required consents or approvals of each person that is a party to a contract or agreement been obtained and be in effect on the Closing Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the representations and warranties set forth hereinafter in this Article VI to Buyer:

6.1   Organization and Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and Seller has the requisite corporate power and authority to own the Purchased Assets, and to use such Purchased Assets in the conduct of the Business.

6.2   Authority and Binding Effect.  Seller has the full corporate power and authority to execute and deliver this Agreement.  This Agreement and the consummation by Seller of its obligations contained herein and therein have been duly authorized by all necessary corporate actions of Seller, and such agreements have been duly executed and delivered by Seller.  This Agreement is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, and, upon execution and delivery will be valid and binding agreements of Seller and shall be enforceable against it in accordance with their terms, except as enforceability of the obligations of Seller under this Agreement may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general principles of equity relating to the availability of equitable remedies (whether such agreements are sought to be enforced in a proceeding at law or a proceeding in equity).

6.3   Absence of Claims.  As of the purchase date, there are no

(a)    encumbrances of any kind on or affecting, any of the Purchased Assets;

(b)    Any damage, destruction or loss, whether or not covered by insurance, of any of the Purchased Assets;

(c)    The entry or violation of any judgment, order, writ or decree that affects or could reasonably be expected to affect the Purchased Assets;

(d)    Any violation of any Environmental Laws (as hereinafter defined) affecting any of the Purchased Assets;

(e)    Any actual or, to the Knowledge of Seller, threatened amendment, termination or revocation of any license, permit or franchise required for the continued operation of the Business; or

(f)    The occurrence of any other event or circumstance which has or is reasonably likely to have a Material Adverse Effect on Seller, the Purchased Assets or the Business.

6.4   Title to Purchased Assets.  Seller has, and on the Closing Date will convey and transfer to Buyer, good, complete and marketable title to all of the Purchased Assets, free and clear of all Encumbrances of any nature whatsoever.  Seller has the unencumbered right to use, and to sell to Buyer in accordance with the terms and provisions of this Agreement all of the Purchased Assets possessed by it without interference from and free of the rights and claims of others.

6.5   Intellectual Property.  Seller owns all right, title and interest in and to, or has the right to use all Intellectual Property Rights free and clear of all Encumbrances (including without limitation any distribution rights and royalty rights).

Seller has the exclusive right to sell, license and dispose of all of its Intellectual Property Rights, and has the right to bring actions for infringement of all Intellectual Property Rights owned by Seller, including the right to collect damages for past, present and future infringements.

Seller has valid and enforceable Copyrights in all copyrightable material owned by Seller used in connection with the Business, whether or not registered with the U.S. Copyright Office or any applicable foreign authorities.  Consummation of the transactions contemplated hereby will not alter or impair the validity of any such copyrights or copyright registrations.

Seller has not misappropriated any Trade Secrets of any other person or entity.  Seller has taken reasonable precautions to protect the secrecy, confidentiality and value of all of its Trade Secrets.

No claims have been asserted against Seller or, to Seller’s Knowledge, threatened against Seller by any person challenging Seller’s ownership, use or distribution (including manufacture, marketing, license or sale) of any Intellectual Property Rights, or challenging or questioning the validity or effectiveness of any license or agreement relating thereto and Seller has never been a party to any action or proceeding that involves or involved any claim of infringement, misappropriation or other wrongful use or exploitation of the intellectual property or other proprietary rights of any other party.  The operation by Seller of the Business did not violate and continued operations of the Business would not violate, and none of the Intellectual Property rights of Seller violate, any intellectual property rights of any third party, including, without limitation, infringement, misappropriation or wrongful use or exploitation of intellectual property or other proprietary rights, and no third party has provided notice to Seller of a possible such violation.

The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not (i) breach, violate or conflict with any instrument, agreement or other right governing any of the Intellectual Property Rights or portion thereof; (ii) cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of any Intellectual Property Rights or portion thereof; (iii) in any way impair the right of Buyer to use (including distribute, manufacture, marketing, license, sale or other disposition) any Intellectual Property Rights or portion thereof; or (iv) give rise to any right to bring any action for infringement of any Intellectual Property Rights or any portion thereof.

To Seller’s Knowledge, no party to any contract, commitment or restriction relating to any Intellectual Property Right intends to cancel, withdraw, modify or amend such contract.

To Seller’s Knowledge, no third party is violating, infringing, or misappropriating any Intellectual Property Right.

This Agreement (including the Exhibits hereto) does not contain any untrue statement or omission of a material fact upon which the Buyer hereto is relying.  There is not fact known to Seller which is not disclosed in this Agreement which is materially adversely related to: (a) the accuracy of the representations and warranties contained in this Agreement, (b) any and all marketplace conditions regarding the Assets, or (c) the Seller’s financial condition of operations, business or prospects.  All representations and warranties contained therein will be true and correct at Closing.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF SELLER

The obligations of Seller to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by Buyer:

7.01   Corporate Resolution. Seller shall, at Closing deliver to Seller a duly executed copy of its corporate resolution authorizing the transaction described herein, which said resolution shall form a part of this agreement, a copy which is attached as Exhibit C.

7.02   Delivery of Acquired Assets.  At the Closing, Buyer shall duly execute and deliver to Seller, or its assignee, the (a) Assignment and Bill of Sale in the form attached hereto as Exhibit A

7.03   Third Party Consents. All governmental waivers, consents, orders and approvals legally required for the consummation of the transactions contemplated hereby, and all consents from lenders required to consummate the transactions contemplated hereby, including (without limitation) all required consents or approvals of each person that is a party to a contract or agreement shall have been obtained and be in effect on the Closing Date.

ARTICLE VIII

INDEMNIFICATION

8.1   Agreement by Seller to Indemnify.  Seller shall protect, defend, indemnify and hold Buyer harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by Buyer to the extent resulting from or arising out of (a) any breach of a representation or warranty made by Seller in or pursuant to this Agreement, (b) any breach of the covenants or agreements made by Seller in this Agreement, (c) any inaccuracy in any certificate delivered Seller pursuant to this Agreement, (d) Seller’s ownership or operation of the Acquired Assets prior to the Closing, or (e) any Excluded Liability (collectively, “Buyer Indemnifiable Damages”).  Without limiting the generality of the foregoing with respect to the measurement of Buyer Indemnifiable Damages, Buyer shall have the right to be put in the same pre-tax consolidated financial position as it would have been in had each of the representations and warranties of Seller hereunder been true and correct and had the agreements and covenants of Seller been performed in full.  The aggregate liability of Seller under this Article VIII shall be limited to the aggregate amount of the Purchase Price.

8.2   Agreement by Buyer to Indemnify.  Buyer agrees to protect, defend, indemnify and hold Seller harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by Seller to the extent resulting from or arising out of (a) any breach of a representation or warranty made by Buyer in or pursuant to this Agreement, (b) any breach of the covenants or agreements made by Buyer in this Agreement or (c) any inaccuracy in any certificate delivered by Buyer pursuant to this Agreement (collectively, “Seller Indemnifiable Damages”).  Without limiting the generality of the foregoing with respect to the measurement of Seller Indemnifiable Damages, Seller shall each have the right to be put in the same pre-tax financial position as it would have been in had each of the representations and warranties of Buyer hereunder been true and correct and had the agreements and covenants of Buyer hereunder been performed in full.  The aggregate liability of Buyer under this Article VIII shall be limited to the aggregate amount of the Purchase Price.

8.3   Third-Party Claims.  Within ten (10) business days after receipt by a person entitled or claiming to be entitled to indemnification pursuant to this Article VIII (each an, “Indemnitee”) of written notice of the commencement of any action or the assertion of any claim, liability or obligation by a third party, against which claim, liability or obligation a person is, or may be, required under this Article VIII to indemnify Indemnitee (“Indemnitor”), Indemnitee will, if a claim thereon is to be made against Indemnitor, notify Indemnitor in writing of the commencement or assertion thereof (the “Claim Notice”) and give Indemnitor a copy of such claim, process and all legal pleadings relating thereto.  Indemnitor shall have the right to contest and conduct the defense of such action with counsel reasonably acceptable to Indemnitee by giving written notice to Indemnitee of its election to do so within ten (10) business days of the receipt of the Claim Notice, and Indemnitee may participate in such defense by counsel of its own choosing at its own expense.  If Indemnitee shall be required by final judgment not subject to appeal or by a settlement agreement to pay any amount in respect of any obligation or liability against which Indemnitor has agreed to indemnify Indemnitee under this Agreement, such amount plus all reasonable expenses incurred by such Indemnitee in accordance with such obligation or liability (including, without limitation, reasonable attorneys' fees (other than fees incurred by counsel to Indemnitee employed pursuant to the immediately preceding sentence) and costs of investigation) shall be promptly paid by Indemnitor to Indemnitee, subject to reasonable documentation.  Indemnitee shall not settle or compromise any claim, action or proceeding without the prior written consent of Indemnitor, which shall not be unreasonably withheld.  Failure of Indemnitee to give the Claim Notice to Indemnitor within the ten (10) business-day period required hereunder shall not affect Indemnitee's rights to indemnification hereunder, except and only to the extent that Indemnitor incurs additional expenses or Indemnitor's defense of such claim is actually prejudiced by reason of such failure to give timely notice.

8.4   Direct Claims. With respect to claims other than third-party claims, Indemnitee shall use reasonable efforts promptly to notify Indemnitor of such claims, but failure of Indemnitee so to give notice to Indemnitor shall not affect the rights of Indemnitee to indemnification hereunder, except and only to the extent that Indemnitor incurs additional expenses or Indemnitor is actually prejudiced by reason of such failure to give timely notice.

ARTICLE IX

DEFINITIONS

9.1   Defined Terms.  As used herein, the following terms shall have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Contract” means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation or other contract, agreement or instrument, whether written or oral, express or implied.

“Governmental Authority” means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

“Person” means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Intellectual Property” means all Patents, Copyrights, Trademarks, Trade Secrets, business plans, marketing plans, supplier or customer lists, forecasts, processes, formulas, data, algorithms, techniques, diagrams, drawings, artwork, designs, product specifications, engineering, manufacturing and testing techniques or procedures, inspection procedures, technical developments, ideas and know-how, whether or not subject to Patent, Trademark, Trade Secret, Copyright, moral rights or mask work protection and whether or not reduced to practice, and other intellectual property and proprietary rights of Seller, developed for or acquired in connection with the Business, and all documentation and files relating to such intellectual property.

ARTICLE X

TERMINATION

10.1   Termination.  This Agreement may be terminated at any time prior to the Closing Date:  (a) by mutual written consent of all of the parties hereto at any time prior to the Closing; or (b) by Buyer in the event of a material breach by Seller of any provision of this Agreement; or (c) by Seller in the event of a material breach by Buyer of any provision of this Agreement; or (d) by either Buyer or Seller if the Closing shall not have occurred by November 30, 2009.

10.2   Effect of Termination.  Except for the provisions of Article III and Article VI, which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and of no further force and effect and the parties hereto shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE XI

GENERAL PROVISIONS

11.01   Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such party shall designate in writing to the other party):

if to Buyer:

Reed’s Inc.
13000 South Spring St.
Los Angeles, California

if to Seller:

Sonoma Cider Mill
347 A  Healdsburg Avenue,
Healdsburg, California 95448
Attention: David Cordtz
Facsimile:  (707) 431-8414

Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail.

11.02   Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the exhibits and schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contain the entire understanding of the parties hereto in respect of its subject matter and supersede all prior agreements and understandings (oral or written) between or among the parties hereto with respect to such subject matter.  The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect thereto.  The exhibits and schedules attached hereto constitute a part hereof as though set forth in full above.  This Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

11.03   Expenses.  Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.

11.04   Amendment; Waiver; Binding Effect; Assignment.  This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed the parties.  No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.  Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by Seller without the prior written consent of Buyer.

11.05   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.  A facsimile signature of any party shall be considered to have the same binding legal effect as an original signature.

11.06   Governing Law; Venue; Waiver of Jury Trial.  ( note arbitration clause in Los Angeles here)   This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of California applicable to contracts executed and to be wholly performed within such State.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this agreement may be brought against any of the parties hereto in the courts of the State of California, or in any United States District Court for the Central District of California if it has or can acquire jurisdiction, and each of the parties hereto consents to the jurisdiction of such courts and of the appropriate appellate courts in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.  Nothing in this Section 11.06 shall affect the right of any party hereto to serve legal process in any other manner permitted by law or at equity.  A final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.07   Severability.  If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement.  If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration or area of such provision, or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

11.08   Arm’s Length Negotiations.  Each party hereto expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

11.09   Construction.  The parties hereto agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.  The mere listing (or inclusion of copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself).

11.10   Non-Competition. Seller and its directors, officers, and shareholders, individually at Closing shall agree that each shall not, and will not, for a period of two (2) consecutive years after Closing, directly or indirectly, engage in a competitive business with Buyer regarding the Assets and in the manufacturing, marketing and sale of any 750 ml celebratory, sparkling fruit juice beverages marketed by Buyer in a worldwide geographical locale, provided that Buyer is not in default under any terms of the Agreement; nor aid or assist anyone else, except the Buyer, to do so within these limits; nor have any interest, directly or indirectly, in such business, excepting as a employee of Buyer.  The parties shall execute a Non-Competition Agreement, in the form attached hereto Exhibit D.

11.11   Operations Prior to Closing.  Seller hereby agrees, form the date of execution of this agreement to Closing, to carry its business activities and operations diligently in substantially the same manner as has been customary in the past.

11.12   Loss/Damage.  In the event there is any loss or damage to the Assets at the time prior to Closing, the risk of loss shall be upon the Seller.  From Closing and thereafter, all risk of loss or damage shall be upon the Buyer.

11.13   Confidentiality.  Buyer agrees the Buyer will, and will cause its officers, directors and employees and other representative to, hold in strict confidence any information obtained in connection with this Agreement or the transactions contemplated by the Agreement unless and until that information is or becomes publicly available, except insofar as this information may be required by law or regulation to be included in a public report or otherwise disclosed.

11.14   Standstill Provision. From date of full execution hereof through date of Closing(or notification of failure of a contingency), Seller shall not directly or indirectly offer, solicit or receive offers, promote or market Company for sale, exchange, acquisition of other disposition.

11.15   Arbitration.  Any controversy arising from this agreement or its breach shall be determined by one arbitrator mutually acceptable to the parties to this agreement or by three arbitrators appointed as set out below:

A.    Within ten (10) days after a notice by any party (the “claimant”) to the other requesting arbitration and stating the basis of the claimant's claim, one arbitrator shall be appointed by the claimant and one by the other party.  Notices of the appointment shall be given by each to the other when made.

B.    The two arbitrators shall immediately and in any event within ten (10) days of their appointment choose a third arbitrator to act with them.  If a party fails to select an arbitrator within the time allowed or if the two arbitrators fail to select a third arbitrator within ten (10) days after their appointment, on application by any party the additional arbitrator shall be promptly appointed by the then presiding judge of the Superior Court of the judicial district in which Corporation has its principal place of business, acting as an individual.  The party making the application shall give the other party ten (10) days prior notice of the application.

C.    The arbitration shall be conducted under Code of Civil Procedure section 1280 through 1294.2.  Hearings shall be held in city of the principal place of business of the Corporation.

D.    The decision of the arbitrator(s) shall be final and binding between the parties, and a judgment containing the decision of the arbitrator(s) may be obtained from a court having jurisdiction on application by either party hereto.

E.    The losing party in the arbitration, as determined by the arbitrator(s), shall be responsible for all costs of arbitration.

[signature page follows]

IN WITNESS HEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed and delivered as of the day and year first written above.

SONOMA CIDER MILL, INC. By: /s/ David H. Cordtz Name: David H. Cordtz Title: CEO REED’S INC. By: /s/ Chris Reed Name: Chris Reed Title: President

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A       FORM OF ASSIGNMENT AND BILL OF SALE

EXHIBIT B       BUYER CORPORATE RESOLUTION

EXHIBIT C       SELLER CORPORATE RESOLUTION

EXHIBIT D       NON-COMPETITION AGREEMENT

EXHIBIT A TO ASSET PURCHASE AGREEMENT

ASSIGNMENT AND BILL OF SALE

SONOMA CIDER MILL, INC., a California corporation (“Seller”), for good and valuable consideration, the receipt and sufficiency of which is acknowledged, hereby assigns, delivers and sells to Reed’s Inc. (“Buyer”) all Seller’s right, interest and title in and to the Acquired Assets as defined in Article I of the Asset Purchase Agreement dated as of October 19, 2009 between Seller and Buyer as follows:

(a)   Sonoma Sparkler Brand.  The Sonoma Sparkler label, Sonoma Sparkler formulas for all 6 flavors on the market, including, (i) the right to use, copy, modify, exploit, license, assign, convey and pledge the Intellectual Property Rights; (ii) the right to exclude others from using the Intellectual Property Rights; (iii) the right, where applicable, to create derivatives of the Intellectual Property Rights and retain full ownership thereof; and (iv) the right to file and prosecute applications for registration and renewals thereof, now pending or hereinafter initiated, to protect any rights in the Intellectual Property Rights;

(a)   Customer list and vendor contact information;

(b)   Licenses and Permits.  To the extent assignable, the permits, licenses, certificates of authority, franchises, accreditations, registrations and other authorizations issued or used in connection with the Business;

(c)   All books, files, lists, publications, and other records and data

(e)    All inventory of Seller relating to the Business.

Seller confirms that, as of the date hereof and after giving effect to this Bill of Sale, Buyer shall succeed to all of Seller’s right, title and interest in and to the Acquired Assets.

This instrument shall be construed as an assignment and a bill of sale.

IN WITNESS WHEREOF, this Assignment and Bill of Sale is executed on and shall be effective as of October 19, 2009.

Sonoma Cider Mill, Inc. By: /s/ David Cordtz David Cordtz, CEO

AGREED AND ACCEPTED: Reed’s Inc. By: /s/ Chris Reed Chris Reed, President

Exhibit A - 1

EXHIBIT B    BUYER CORPORATE RESOLUTION

MINUTES OF A MEETING OF THE BOARD OF DIRECTORS

OF

REED’S, INC.
A Delaware corporation

A meeting of the Board of Directors of Reed’s, Inc., a Delaware corporation (the “Corporation”), was held at telephonically at 4:45 pm. on October 16, 2009, pursuant to notice duly given in accordance with the Bylaws.

Christopher J. Reed, Chairman of the Board was present and, Mark Harris, Dr. D.S.J. Muffoletto, N.D., and Judy Holloway Reed were present telephonically, constituting a quorum of the Directors of the Corporation. Christopher Reed presided over the meeting as Chairman and James Linesch, chief financial officer, was invited to serve as Secretary.

APPROVAL OF ASSET PURCHASE AGREEMENT

WHEREAS; the President and Chief Financial Officer believe that it is in the best interests of the Corporation to purchase certain assets from Sonoma Cider Mill, Inc. relating to their Sonoma Sparkler brand of products.

RESOLVED, that the form, terms and conditions of the Asset Purchase Agreement dated as of June 1, 2009 between Sonoma Cider Mill, Inc. and the Corporation be, and the same hereby are approved in all respects.

Other Matters

RESOLVED, that the Chief Executive Officer of the Corporation be, and each hereby is, authorized in the name and on behalf of the Corporation, to execute, deliver or file or cause to be executed, delivered or filed, all such other agreements, undertakings, certificates, documents or instruments or to perform such other acts as such officer may deem necessary or appropriate in order to effect the purpose and intent of the foregoing recitals and resolutions;

FURTHER RESOLVED, that all actions of the officers of the Corporation previously taken to effect the purpose and intent of the foregoing recitals and resolutions be, and they hereby are, ratified and approved as valid corporate action;

There being no further business to come before the meeting, upon motion duly made and unanimously carried, the meeting was adjourned.

/s/ James Linesch
James Linesch, Secretary of Meeting

Attest:

/s/ Christopher J. Reed
Christopher J. Reed, Chairman

Exhibit B - 1

EXHIBIT C    SELLER CORPORATE RESOLUTION

Sonoma Sparkler
Board of Directors Meeting
10/23/09
Minutes

The Board of Directors meeting was called ot order at 2:03 pm on October 23, 2009.

Rhe roll call was taken and the following directors were present via teleconference:

Bill Wilber
Bob Morgensen
David Cordtz
Ari Smith Cordtz
Morgan Wolaver

The board reviewed the minutes from the previous meeting of May 12, 2009.  It was moved to approve the minutes as they stand.

Moved by:    Morgan Wolaver

Seconded by:    Bill Wilber

Passed unanimously

After a lengthy discussion, there was a motion to accept the Asset Purchase Agreement from Reed’s, Inc. dated October 19, 2009.

Moved by:    Morgan Wolaver

Seconded by:    Bob Morgensen

Passed unanimously.

A financial report was given

There being no further business to come before the meeting, upon duly made, seconded and unanimously carried, the meeting was declared adjourned at approximately 3:03 pm.

Respectfully submitted,

/s/ Ari Smith Cordtz
Ari Smith Cordtz
Corporate Secretary

Exhibit C - 1

EXHIBIT D    NON-COMPETITION AGREEMENT

NON-COMPETITION AGREEMENT

THIS AGREEMENT, made AS OF October 19, 2009, between SONOMA CIDER MILL, INC., a California corporation ("Seller"), and Reed’s Inc, a Delaware Corporation ("Buyer").

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, it is agreed by the parties hereto as follows:

1. Seller this date has sold to Buyer certain assets of Sonoma Cider Mill, Inc., (hereinafter “Business”) which is engaged in the manufacture, marketing and sale of any beverages business.  The purchase price for the Business includes a substantial amount for the goodwill of such Business, which goodwill is largely associated with the Seller and which can only be preserved hereafter by preventing Seller and Individual from engaging in the manufacture, marketing and sale of any beverages business.  The consideration for the agreement of Seller hereunder includes a portion for the purchase price for the Business.  This Non-Competition Agreement is specifically ancillary to the Asset Purchase Agreement, dated October 19, 2009 (hereinafter “Agreement”), between the parties herein.

2. As long as Purchaser is not in default under the Agreement, Seller and Individual agree not to do any of the following:

(a) Interfere in any way with any contractual or other business relationships of Purchaser which exist as of the date hereof;

(b) Entice or hire the employees hereafter employed by Purchaser; or

(c) Disclose to any third party or utilize in any way adverse to the Purchaser any of the proprietary and/or confidential information or any type or nature included in the Business and transferred to the Purchaser under the Asset Purchase Agreement between the parties herein.

3. As long as Purchaser is not in default under the Agreement, for a period of two (2) years after the date hereof, Seller and Individual agree not to compete with Purchaser within a worldwide geographical locale of the Business Location or Purchaser, directly or indirectly, in the manufacture, marketing and sale of any 750 ml celebratory, sparkling fruit juice beverages or any other activity competitive with the Business.  For purposes of this Agreement, direct and indirect competition shall include, but not be limited to, competition as a sole proprietor, partner, corporate officer, director, shareholder, employee, agent, independent contractor, trustee, or any other manner in which the Seller holds any beneficial interest in a competitive business, derive any income from such business, or provide any service, including the benefit of its reputation or know-how, to such business.

Exhibit D - 1

4. In the event that any provision of this Agreement is found to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to make it enforceable and as so severed or modified, the remainder of this Agreement shall remain in full force and effect.

5. The parties acknowledge that the provisions of this Agreement are essential for the protection of the Purchaser and that breach or threat of breach of this Agreement would cause immediate and irreparable damage to Purchaser, for which monetary relief would be inadequate or impossible to ascertain.  Accordingly, the parties hereto agree that upon the existence of any breach or threatened breach hereof, Purchaser may, without limitation of any other rights, obtain a restraining order, preliminary injunction or other appropriate form of adequate relief to enforce the provisions hereof.

6. The undersigned recognize and agree that this covenant extends in favor of Purchaser, the Purchaser’s successors and assigns, and in favor of anyone else to whom Purchaser assigns the rights hereunder.  In such an event the obligations imposed by this Agreement shall continue in full force and effect after such assignment in accordance with the terms hereof.

7. All questions arising hereunder shall be governed by the laws of the State of California and exclusive jurisdiction shall be in the courts of the State of California.

SELLER: Sonoma Cider Mill, Inc. By: /s/ David Cordtz David Cordtz, CEO	PURCHASER: Original Beverage Corporation By: /s/ Chris Reed Chris Reed, President & CEO

/s/ David Cordtz David Cordtz, Individually

Exhibit D - 2